COMMERCIAL LEASE AGREEMENT
THIS COMMERCIAL LEASE AGREEMENT (this “Lease”) is entered into as of the ____ day of March, 2022 (the “Commencement Date”), by and between TDG ADAIRSVILLE, LLC, a Georgia limited liability company (“Owner”) and TDG OPERATIONS, LLC, a Georgia limited liability company (“Tenant”).
In consideration of the Owner leasing certain premises to the Tenant, the Tenant leasing those premises from the Owner, the covenants contained herein, and the mutual benefits and obligations set forth in this Lease, the receipt and sufficiency of which consideration is hereby acknowledged, the Owner and Tenant (the “Parties”) agree as follows:
1.Basic Terms
The following basic terms are hereby approved by the Parties and each reference in this Lease to any of the basic terms will be construed to include the provisions set forth below as well as all of the additional terms and conditions of the applicable sections of this Lease where such basic terms are more fully set forth:
(a)    Owner: TDG Adairsville, LLC a Georgia limited liability company.
(b)    Address of Owner:  475 Reed Road, Dalton, Georgia 30720.
(c)    Address of Premises: 400 Princeton Blvd., Adairsville, Georgia 30103.
(d)    Tenant: TDG Operations, LLC, a Georgia limited liability company.
(e)    Address of Tenant: 475 Reed Road, Dalton, Georgia 30720.
(f)    Leasable Area: approximately 294,020 square feet within the Building.
(g)    Term of Lease: Twenty (20) years, beginning on the Commencement Date.
(h)    Commencement Date: The date this Lease is executed by both parties.
(i)    Base Rent: $100,456.83 per month.
(j)    Permitted Use of Premises: manufacturing, office, and warehouse/distribution and all related uses.
2.Definitions
When used in this Lease, the following expressions will have the meanings indicated:
(a)    “Additional Rent” means all amounts payable by the Tenant under this Lease except Base Rent, whether or not specifically designated as Additional Rent elsewhere in this Lease. Collectively, Base Rent and Additional Rent are referred to as “Rent.”
(b)     “Applicable Laws” means any applicable laws or ordinances or governmental rules, regulations or orders of any federal, state, or local authority.
(c)    “Building” means each building located on the Land, including all systems (mechanical, electrical, plumbing, structural, roof, etc.) serving such building and as the context dictates, “Building” shall also mean all of the buildings collectively.

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(d)    “Land” means the land legally described on Exhibit “A” attached hereto and incorporated by reference herein.
(e)    “Leasable Area” means with respect to the Building, the area expressed in square feet of all enclosed floor space within the Building determined and calculated by the Owner and measured from the interior face of all exterior walls, doors and windows.  There will be no deduction or exclusion for any space occupied by or used for columns, ducts or other structural elements.
(f)    “Premises” means the Land along with the Building and all other improvements on the Land.
3.Lease of Premises
Effective on the Commencement Date, through the Term, Owner hereby leases to Tenant, and Tenant leases from Owner, the Premises for the Permitted Use in accordance with the terms and conditions of this Lease.
4.Term
The Term hereof shall commences at 12:01 A.M. on the Commencement Date and will end at 11:59 P.M. on the last day of the two hundred fortieth (240th) calendar month after the Commencement Date occurs, unless earlier terminated due to default or any other reason as set forth herein.
5.Rent
On or before the first day of each calendar month during the Term, Tenant will pay to Owner, in advance and without notice, offset, or deduction, Base Rent. Rent payments will be made to Owner at 475 Reed Road, Dalton, Georgia 30720, or at such other place as the Owner may later designate by written notice to Tenant.
If the Commencement Date is other than the first day of a calendar month, Base Rent will be apportioned and adjusted pro rata on the basis of a thirty (30) day month in order to calculate the amount payable for such partial month and such partial month’s Base Rent will be paid by Tenant on the Commencement Date.
If Tenant fails to pay any installment of Rent within seven (7) days after the date that such payment is due, then in addition to Owner’s other remedies under this Lease, Tenant, will pay a late fee in the amount four percent (4%) of the amount past due plus interest on such unpaid amount at the Default Rate (as defined below) from the thirtieth (30th) day after such amount is due until paid.
Without limiting any other term of this Lease, Tenant acknowledges and agrees that this Lease is intended as and shall remain a “triple net” or “NNN” lease and that, accordingly, Tenant shall pay and be responsible for any and all costs, liabilities and other expenses arising in connection with the use and occupancy of the Premises.
6.Use and Occupancy
The Tenant will use and occupy the Premises only for the Permitted Use and for no other purpose whatsoever. The Tenant covenants that the Tenant will carry on and conduct its business upon the Premises in a manner so as to not damage the walls, foundation or roof of the Building, and will not commit waste or permit or cause any nuisance, and in such manner as to comply with all Applicable Laws and will not do anything on or in the Premises in contravention of any of them. Tenant shall keep the Premises and all parking areas, driveways, sidewalks, landscape

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areas, service-ways and loading areas serving the Building in good condition and repair, neat, clean and free from dirt, rubbish, ice or snow at all times.
It is expressly agreed and understood by and between the parties to this Lease that Owner shall not be liable for any damage or injury to person or property caused by or resulting from electricity, water, rain, ice or snow, or any leak or flow from or into any part of the Building, or from any damage or injury resulting or arising from any other cause or happening whatsoever. It is also expressly agreed and understood by and between the parties to this Lease that Tenant assumes all risk of damage to its property, equipment and fixtures occurring in or about the Premises, whatever the cause of such damage or casualty.
7.Tenant Improvements and Repairs
(a)    Tenant will at all times during the Term hereof, and at its sole cost and expense, maintain and keep the Premises (interior and exterior) in good and sanitary condition and repair, commercially reasonable wear and tear excepted. Tenant shall maintain, repair, and replace all Building systems and equipment, so that all such systems and equipment are in good working condition at all times. With respect to the HVAC system serving the Premises, the Tenant will maintain, repair and replace such system so that it is operating in good condition and repair, utilizing an HVAC contractor reasonably acceptable to Owner.
(b)    Any exterior alterations or changes (including any new structures or buildings), and any expansions and additions to the Building shall be subject to Owner’s prior written approval (which approval, if no default then exists hereunder, shall not be unreasonably withheld, conditioned, or delayed) and to all applicable governmental approvals. Whenever Tenant proposes to do any such work at the Premises, Tenant shall first furnish to Owner plans and specifications in such detail as Owner may request covering all such work, together with an identification of the contractor(s) whom Tenant plans to employ for the work. If Owner does not provide specific written objection to such plans and specifications within fifteen (15) days after receipt of Tenant’s plans and specifications, such plans and specifications will be deemed approved. During any construction work, Owner may require any contractor to provide acceptable insurances coverages (and evidence thereof).
(c)    Tenant shall, at Tenant’s own expense, maintain the roof, foundation and the structural soundness of the exterior walls of the Building(s) in good repair. Notwithstanding any contrary provisions set forth in this Lease, any damage to the Premises, including, but not limited to the Building or its systems, caused by Tenant (or its agents, employees, or contractors) shall be promptly repaired or replaced to its former condition by Tenant, if required by Owner, at Tenant’s own expense.
8.Taxes
(a)    The Tenant shall be responsible for the payment of all real property taxes and assessments imposed on the Premises, starting with the Commencement Date. Such taxes and assessments shall be pro-rated between the Owner and the Tenant for the initial year and for any partial year at the expiration or termination of this Lease. The Owner agrees to provide the Tenant with the applicable tax bills for the Premises at least thirty (30) days before such taxes are due (and, in any event, will promptly forward the tax bills to the Tenant when received). Tenant shall pay all such taxes at least ten (10) business days prior to the last day on which such taxes can be paid without interest or penalty and shall promptly provide evidence of such payment to Owner.
(b)    The Tenant shall be responsible for all ad valorem taxes on personal property and fixtures located on the Premises.

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(c)    The Tenant shall be responsible for any rent, sales, or use taxes imposed on the Base Rent, except for any taxes based solely on the Owner’s net income.
9.Utilities and Other Costs
The Tenant shall be responsible for the direct payment of all utilities and other charges in relation to the Premises including electricity, natural gas, water, sewer, telephone, Internet, cable, garbage collection, and all other services on the Premises.
10.Signs
The Tenant may erect, install and maintain signage on the Premises in accordance with Applicable Laws. At the expiration or termination of this Lease, Tenant, at its sole cost and expense, will remove all signs and resurface and repair any damage to the Premises.
11.Insurance
(a)    The Tenant is hereby advised and understands that the personal property of the Tenant is not insured by the Owner for either damage or loss, and the Owner assumes no liability for any such loss. The Tenant is advised that, if insurance coverage is desired for any such personal property, the Tenant is responsible for obtaining and paying for it.
(b)    The Tenant will, during the entire Term hereof, and during such other time as the Tenant occupies the Premises hereunder, take out and maintain the following insurance, at the Tenant’s sole expense, in such forms and from such insurers as are reasonably acceptable to Owner:
    (i)    Comprehensive general liability and umbrella insurance against claims for bodily injury, including death, and property damage or loss arising out of the use or occupation of the Premises, or the Tenant’s business on or about the Premises; such insurance to be in the joint name of the Tenant and the Owner (as an Additional Named Insured) so as to indemnify and protect both the Tenant and the Owner and to contain a “cross liability” and “severability of interest” clause so that the Owner and the Tenant may be insured in the same manner and to the same extent as if individual policies had been issued to each, and will be for a combined single limit of not less than $5,000,000 per occurrence for bodily injury, death or property damage.
    (ii)    All risks insurance (ISO CP 10 30 and any successor form) upon the Premises and its improvements (including alterations and betterments), in an amount equal to the full replacement value of such improvements.
    (iii)    Boiler and machinery insurance on such boilers and pressure vessels in the Premises.
    (iv)    Worker’s compensation and employee liability coverage in full compliance with Georgia law (which may be self-insured by the Tenant if permitted by Georgia law; provided that if the Tenant does self-insure for such coverage(s), upon Owner’s request, the Tenant will provide reasonable proof that Tenant is in compliance with Georgia law regarding such self-insurance).
(c)    The Tenant’s policies of insurance required under subsection 11(b) above shall contain the following:
    (i)    provisions that such policies and the coverage evidenced thereby will be primary and noncontributing with respect to any policies carried by the Owner, and that any coverage carried by the Owner will be excess coverage;

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    (ii)    provision for waiver of the insurer’s rights of subrogation as against the Owner;
    (iii)    provisions that such policies of insurance will not be cancelled without the insurer providing the Owner (and any mortgagee of the Premises) written notice stating when such cancellation will be effective; and.
    (iv)    provisions in Tenant’s general liability and casualty insurance that include Owner (and any mortgagee of the Premises) as a loss payee.
(d)    The Tenant will not do, omit or permit to be done or omitted upon the Premises anything which will cause any insurance upon the Improvements or the Premises to be cancelled. If any required insurance policy upon the Improvements or the Premises is cancelled or threatened to be cancelled by reason of the use or occupancy by the Tenant or any such act or omission, the Tenant will immediately remedy or rectify such use, occupation, act or omission upon being requested to do so by the Owner, and if the Tenant fails to so remedy or rectify, the Owner may, at its option, terminate this Lease, and the Tenant will immediately deliver up possession of the Premises to the Owner.
(e)    Owner’s lender(s) shall be named as additional insureds under all insurance maintained by Tenant, and Tenant shall obtain waivers of subrogation in favor of Owner, as its interests may appear, as specified. Tenant shall obtain a written obligation on the part of each insurance company to notify Owner at least twenty (20) days prior to cancellation of such insurance. The required insurance policies, or in the alternative duly executed certificates of insurance on ACORD Form 28, with specific notice of cancellation endorsement language, or any successor to such form shall be promptly delivered to Owner, and renewals thereof as required shall be delivered to Owner at least twenty (20) days prior to the expiration of the respective policy terms. If Tenant should fail to comply with the foregoing requirements relating to insurance, Owner may obtain such insurance and Tenant shall pay to Owner on demand as Additional Rent. Also, Tenant shall reimburse Owner for the cost of any insurance maintained by Owner relating to the Premises on demand as Additional Rent.
12.Quiet Enjoyment
The Owner covenants that subject to Tenant’s performance of its obligations hereunder and to all Applicable Laws, the Tenant will peacefully and quietly have, hold, and enjoy the Premises during the Term hereof without any hindrance or molestation by any party claiming by, through, or under Owner.
13.Default by Tenant
The Tenant shall be in default hereunder if:
(a)    the Tenant fails to timely remit payment of any of its monetary obligations hereunder, and such default continues for five (5) days following the due date of such payment;
(b)    the Tenant fails to perform any non-monetary obligations hereunder within thirty (30) days after written notice thereof from the Owner (if such default is by its nature not reasonably susceptible of being cured within such thirty (30) day period, such thirty (30) day period shall be extended as necessary to provide Tenant the opportunity to cure the default, provided Tenant within said initial 30-day period commences and thereafter diligently proceeds to cure such default without interruption until such cure is completed);
(c)    the Tenant’s interest hereunder, or any goods, chattels or equipment of the Tenant located in the Premises are taken or seized in execution or attachment, or if any writ of execution is issued against the Tenant, or the Tenant becomes insolvent or petitions for protection under any

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bankruptcy act or receivership statute, or becomes the subject of voluntary or involuntary winding up, dissolution or liquidation proceedings, or if a receiver will be appointed for the affairs, business, property or revenues of the Tenant.
No notice of failure to perform shall be required in the event of a failure under subsection (b) above after two such failures in any twelve (12) month period during the Term.
14.Remedies of Owner
Upon default by the Tenant that has not been timely cured, then at the option of the Owner, Owner may:
(i)     proceed to cure such default without terminating this Lease and demand reimbursement from the Tenant of any amounts expended by the Owner in curing such default (to include an administrative fee equal to four percent (4.0%) of the amount expended by Owner, along with interest at the rate of twelve percent (12.0%) per annum (the “Default Rate”) from the date expended until repaid.
(ii)     bring suit from time to time for the collection of the Rent or other amounts for which Tenant may be in default, or for the performance of any other covenant or agreement of Tenant hereunder, all without entering into possession of the Premises or terminating this Lease;
(iii)     in the case of a monetary default or a material non-monetary default by Tenant that is not cured within the applicable cure period provided hereunder, re-enter the Premises with process of law and take possession thereof, without thereby terminating this Lease, and thereupon Owner may expel all persons and remove all property therefrom, without becoming liable therefor, and relet the Premises and receive the rent therefrom. In the event that the Owner repossesses the Premises hereunder, Owner may recover from Tenant as damages: (i) all of Owner’s reasonable out-of-pocket expenses incurred in obtaining possession of the Premises and reletting the Premises, including reasonable attorney’s fees, outside brokerage commissions, inducements, concessions, the cost to prepare the Premises for reletting, and repairs which are Tenant’s obligations hereunder, and (ii) the difference between Rent thereafter becoming due under this Lease, and the proceeds from reletting the Premises, such deficiency to be computed and paid monthly at the times that Base Rent is payable hereunder. In such event, Owner shall use commercially reasonable efforts to mitigate its damages; provided, however, such obligation to mitigate shall not require Owner to favor the Premises over other premises available for lease from Owner, and the Premises and such other Owner premises may be marketed on an equal footing. The commencement and prosecution of any action by Owner or the appointment of a receiver, or any execution of any decree obtained in any action to recover possession of the Premises, or any re-entry, shall not be construed as an election to terminate this Lease unless Owner shall, in writing, expressly exercise its election to terminate this Lease, and, unless this Lease be expressly terminated, such re-entry or entry by Owner, whether had or taken under summary proceedings or otherwise, shall not be deemed to have absolved or discharged Tenant from any of its obligations and liabilities for the remainder of the Term of this Lease; or
(iv)     terminate this Lease, re-enter the Premises and take possession thereof. In the event Owner shall elect to terminate this Lease, all rights and obligations of Tenant, and of any permitted successors or assigns, shall cease and terminate, except that Owner shall have and retain full right to sue for and collect all Rent of which Tenant shall then be in default and all damages to Owner by reason of any such breach, including all Rent amounts then unpaid and all Rent and other amounts coming due during the balance of the Term, and all amounts expended by Owner to relet all or part of the Premises (less any amounts received by Owner from reletting of all or part of the Premises), in each case together with interest thereon accruing at the Default Rate. Tenant shall surrender and deliver up the Premises to Owner and upon any default by

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Tenant in so doing, Owner shall have the right to recover possession by summary proceedings or otherwise. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Owner’s obtaining possession of the Premises by reason of the breach or violation by Tenant of any of the covenants and conditions in this Lease contained.
15.Holding Over
If the Tenant continues to occupy the Premises without the written consent of the Owner at the expiration of the Term or other termination of this Lease, then the Tenant will be a tenant at will (with such tenancy terminable by either party upon at least 30 days written notice) and during such occupancy will pay to the Owner each month, as liquidated damages and not as rent, an amount equal to one hundred ten percent (110%) of the monthly Base Rent in effect for the last year of the Term, accruing from day to day and adjusted pro rata accordingly, and subject always to all the other provisions of this Lease insofar as they are applicable to a tenancy at will, and this Lease will not be renewed or extended and a tenancy from month-to-month or from year-to-year will not be created by implication of law; provided that nothing in this section will preclude the Owner from taking action for recovery of possession of the Premises or from taking any action necessary to make the obligations of the Tenant as set forth herein immediately due and payable in full.
16.Inspections and Owner’s Right to Enter
During the Term and any renewal of this Lease, the Owner and its agents (to include any lenders, prospective lenders, or prospective purchasers) may enter the Premises to make inspections or repairs at all reasonable times.  However, except where the Owner or its agents consider it is an emergency, the Owner must have given not less than 24 hours prior written notice to the Tenant.
The Tenant acknowledges that during the twelve (12) months preceding the end of the Term, the Owner or its agent will have the right to enter the Premises at all reasonable times to show them to prospective purchasers, or lessees, and place upon the Premises the usual type of notice to the effect that the Premises are for sale or rent, which notice the Tenant will permit to remain on them.
17.Subordination
This Lease shall not be a lien against the Premises in respect to any mortgage(s) now or hereafter recorded or placed as a lien against the Premises, and each such mortgage shall have preference and precedence and be superior and prior in lien of this Lease, in each case irrespective of the date of recording. Tenant agrees to execute any instrument (without cost to Owner or any other person) which may be deemed necessary or desirable to further effect the subordination of this Lease to any such mortgage, and a refusal to execute such instruments shall entitle Owner (or Owner’s assigns and legal representatives) to the option of canceling this Lease without incurring any expenses or damage, and the term hereby granted is expressly limited accordingly.

18.Liens
Tenant shall not suffer or permit any mechanic’s or other liens to be filed against the Premises, or any part thereof, by reason of any work, labor, services or materials done for, or supplied, or claimed to have been done for, or supplied to, Tenant or anyone holding the Premises or any part thereof through or under Tenant; provided that the Tenant shall not be liable for any such liens incurred by Owner, for which the Owner shall be responsible.
Nothing contained in this Lease shall be deemed to be, or construed in any way as constituting, the consent or request of Owner, express or implied, by inference or otherwise, to any person, for the performance of any labor or the furnishing of any materials for any construction, rebuilding,

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alteration, improvement or repair of or to the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or any material which might in any way give rise to the right to file any lien against Owner’s or Tenant’s interest in the Premises. Further, Owner hereby gives notice to all persons who may furnish labor or materials to Tenant at the Premises that Owner does not consent to the filing of any mechanic’s or other lien against Owner’s or Tenant’s interest or estate in the Premises, and that all persons furnishing labor and materials to Tenant shall look only to Tenant’s credit and such security as Tenant may furnish for the payment of all such labor and materials.
19.Requirements of Law
The Tenant shall at all times during the Term hereof, comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law affecting the Tenant, the Premises, and/or Tenant’s use, occupancy, repair and/or maintenance thereof, and shall keep in full force and effect, and shall comply with, all licenses, permits, certificates and authorizations which are required or necessary to carry on the operation of Tenant’s business at the Premises, or which are required or necessary for the use, occupancy, operation or management of the Premises (collectively, “Requirements”). Tenant shall give prompt notice to Owner of any notice it receives of the violation of any Applicable Law or Requirement related to the Premises. Tenant may contest, by appropriate proceedings, the applicability or validity of any such law, order and regulation; provided, that (a) such contest is conducted by Tenant diligently and in good faith, (b) the failure to comply with the same and such contest shall not subject Owner or to any liability (criminal, civil or otherwise including with respect to any security instrument encumbering all or part of the Premises), the same “stays” the enforcement of the applicable, law, order or regulation and does not pose an imminent threat of forfeiture of or lien against the title of the Premises, (c) Owner is provided notice of such contest prior to its commencement and is kept fully apprised (to include copies of all submissions made during the contest) of the progress and status of such contest. Tenant may defer complying with such laws, orders and regulations during the pendency of such contest, to the extent allowed under Applicable Laws and otherwise in compliance with this Lease. Tenant shall promptly pay all penalties and other costs and liabilities in connection with such contest. Tenant shall, at all times during the Term, comply with the requirements of insurance authorities and the provision of all insurance policies applicable to the Premises. Tenant shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands, including, without limitation, reasonable attorneys’ fees, that may in any manner arise out of or be imposed because of the failure of Tenant to comply with this Article.
20.Attorney Fees
In the event of any litigation between the Parties which arises to enforce or interpret the provisions of this Lease, the Party which substantially prevails in its claims, shall be entitled to recover from the other Party all costs, expenses and expenditures including and without limitation, complete legal costs incurred by such prevailing Party.
21.Governing Law
This Lease shall be interpreted and enforced under the laws of the State of Georgia, and all suits and special proceedings to enforce or interpret the provision hereof shall be brought in a court of competent jurisdiction in Bartow County, Georgia.
22.Waiver of Trial by Jury
Owner and Tenant hereby agree to, and do hereby, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of, or in any way connected with, this Lease, the relationship of Owner

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and Tenant, Tenant’s use of or occupancy of the Premises, and any emergency statutory or other statutory remedy.
23.Severability
If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be held invalid, then the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law. Further, any provisions that are required by the laws of the State of Georgia are incorporated into this Lease.
24.Amendment
Any amendment or modification of this Lease or additional obligation assumed by either Party in connection with this Lease will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.
25.Assignment and Subletting
The Tenant will not assign its rights under this Lease, or sublet or grant any concession or license to use the Premises or any part of the Premises without the Owner’s prior written consent (which consent will not be unreasonably withheld or delayed), except that no such consent shall be required for the Tenant to assign its rights hereunder to an entity controlled by, or under common control with, the Tenant.  Any other assignment, subletting, concession, or license, whether by operation of law or otherwise, will be void and will constitute a default hereunder. In no event shall Tenant be released from liability hereunder upon any such assignment, subletting, or grant of concession.
26.Damage to Premises
If the Premises, or any part of the Premises, is partially damaged by fire or other casualty, whether or not due to the Tenant’s negligence or willful act, or that of the Tenant’s employee, family, agent, or visitor, the Premises will be promptly repaired and restored by the Tenant, and there will not be an abatement of Base Rent or any other obligations of the Tenant hereunder.
27.Force Majeure
Owner shall not be deemed in default with respect to any of the terms, covenants and conditions of this Lease on Owner's part to be performed, if Owner's failure to timely perform such obligation is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortage, accidents, casualties, acts of God, acts caused directly by Tenant or Tenant’s agents, employees and invitees, or any other cause beyond the reasonable control of Owner.
This Lease, and the obligation of Tenant to pay Rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed, shall not be affected, impaired or excused because: Owner is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied which service is beyond the control of Owner; or Owner is unable to make, or is unreasonably delayed in making, any repairs, additions, alterations or decorations or is unable to supply or is delayed in supplying any utilities, equipment or fixtures if Owner is prevented or delayed from so doing by reason of governmental preemption in connection with an emergency declared by a governmental authority or in connection with any rule, order or regulation of any department or subdivision thereof of any governmental agency or

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by reason of the conditions of supply and demand which have been or are affected by war or other emergency.
28.Eminent Domain and Expropriation
(a)    If during the Term of this Lease, title is taken to the whole or any part of the Premises by any competent authority under the power of eminent domain or by expropriation, which taking, in the reasonable opinion of the Owner, does not leave a sufficient remainder to constitute an economically viable building, the Owner may at its option, terminate this Lease on the date possession is taken by or on behalf of such authority.  Upon such termination, the Tenant will immediately deliver up possession of the Premises. Base Rent and all other obligations of the Tenant hereunder will be payable up to the date of such termination, and the Tenant will be entitled to be repaid by the Owner the pro-rated portion of any Base Rent paid in advance.
(b)    In the event of any such taking, the Tenant will have no claim upon the Owner for the value of its property or the unexpired portion of the Term of this Lease, but the Parties will each be entitled to separately advance their claims for compensation for the loss of their respective interests and to receive and retain such compensation as may be awarded to each respectively.  If an award of compensation made to the Owner specifically includes an award for the Tenant, the Owner will account for that award to the Tenant and vice versa.
29.Hazardous Materials
(a)    Tenant shall not cause or permit (by itself or its agents, employees, tenants, members or subtenant) any Hazardous Substances (as defined below) to be used, stored, transported, released, handled, produced or installed in, on or from the Premises, except that Tenant may use and store reasonable limited quantities of Hazardous Substances reasonably necessary in the ordinary operation and maintenance of the Premises and the Tenant’s permitted use thereof; provided such Hazardous Substances are used and stored within the Premises in accordance with all Applicable Laws and Requirements. “Hazardous Substances”, as used herein, shall mean any flammable, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos in any form, polychlorinated biphenyls, lead and lead-containing materials, any other substance or material defined as being hazardous or toxic by any Environmental Law, any other material, waste or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law, or any materials which cause or threaten to cause a nuisance upon or waste to any portion of the Project or any surrounding property; or pose or threaten to pose a hazard to the health and safety of persons or of natural resources. “Environmental Law” means any Federal, state or local law, ordinance, rule or regulation, as enacted or amended from time to time including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing. Tenant shall comply with all Environmental Laws to the extent applicable to Tenant and/or the Premises.
(b)    Tenant shall immediately notify Owner in the event Tenant becomes aware of any actual or potential environmental hazard or any actual or alleged violation of one or more Environmental Law or Requirements. Tenant shall indemnify Owner and hold Owner harmless from and against any and all liability, liens, claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions and causes of action (including without limitation all consultants and attorneys’ fees and expenses, expert witnesses, investigatory fees, and cleanup and remediation expenses, whether or not incurred within the context of the judicial process) arising out of or relating to, directly or indirectly, (i) any breach by Tenant of any representation, warranty, or obligation of Tenant contained in this Section 29, or (ii) the existence of any mold

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or Hazardous Substances on, in, or under the Premises which shall have been caused, permitted or suffered by Tenant, its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors, whether before or after the Commencement Date. This indemnification shall survive the expiration or termination of this Lease.
30.Surrender
At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises broom-clean and in good condition, free of debris and of Tenant’s personal property and equipment excepting reasonable wear and tear and insured casualty, and without limiting the generality of the foregoing, Tenant agrees that it shall repair all damage which may be caused to the Premises by the removal of Tenant’s property; moreover, Tenant shall remove all of Tenant’s signage and repair all damage caused by the installation, operation or removal of same.
31.    Address for Notice
(a)    For any notice required hereunder, whether during the Term hereof or after the termination hereof, such shall be given in writing by hand delivery, by nationally recognized overnight courier service, or by certified or registered mail, return receipt requested, and shall be deemed effective upon receipt, when addressed to the Tenant at 475 Reed Road, Dalton, Georgia 30720; and when addressed to the Owner at 475 Reed Road, Dalton, Georgia 30720.
(b)    The Owner or the Tenant may, by written notice to the other, change their respective addresses for notice under this Lease, which change shall be effective upon receipt.
32.    No Waiver
No provision of this Lease will be deemed to have been waived by the Owner or the Tenant unless a written waiver from such Party has first been obtained and, without limiting the generality of the foregoing, no acceptance of Rent by the Owner subsequent to any default, and no condoning, excusing or overlooking by the Owner or the Tenant on previous occasions of any default, nor any earlier written waiver will be taken to operate as a waiver by such Party or in any way to defeat or affect the rights and remedies of such Party hereunder.
33.    Remedies Cumulative
No reference to or exercise of any specific right or remedy by either Party hereunder will prejudice or preclude such Party from any other remedy whether allowed at law or in equity or expressly provided for in this Lease.  No such remedy will be exclusive or dependent upon any other such remedy, but the Parties may, from time to time, exercise any one or more of such remedies independently or in combination.
34.    General Provisions
(a)    No payment by Tenant or receipt by Owner of any amount less than the full Rent shall be deemed anything other than a payment on account of the earliest Rent due; no endorsement or statement on any check or any letter accompanying any check or payment of any Rent shall be deemed an accord and satisfaction of Owner; and Owner may accept any such check or payment from Tenant without prejudice to Owner’s right to recover the balance due or to pursue any other right or remedy provided under this Lease or by law.
(b)    This Lease and the Exhibits attached hereto contain all the terms, covenants and conditions between the parties hereto and may not be changed, modified or terminated in whole or in part, other than by an agreement, in writing, signed by all of the Parties hereto. Neither the acceptance of the keys nor any other act of Owner or any agent or employee of Owner shall be

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deemed an acceptance of a surrender of the Premises, unless in a writing signed by Owner accepting a surrender.
(c)    This Lease shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Lease to be drafted.
(d)    All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.
(e)    This Lease will extend to and be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns, as the case may be, of each Party hereto.
(f)    Nothing contained in this Lease shall be deemed or construed, either by the parties hereto or by any third party, to create the relationship of principal and agent or create any partnership, joint venture or other association between Owner and Tenant.
(g)    All Exhibits specifically referenced in this Lease and attached to this Lease are incorporated into, and form an integral part of, this Lease.
(h)    Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Lease.
(i)    This Lease may be executed in counterparts.  Facsimile signatures are binding and are considered to be original signatures.
(j)    Time is of the essence in this Lease.
[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF the Parties to this Lease have duly affixed their signatures under hand and seal, or by a duly authorized officer under seal, as of the ___ day of March, 2022.

OWNER:

TDG ADAIRSVILLE, LLC

                        By:____________________________
                            Allen L. Danzey
    President

TENANT:

TDG OPERATIONS, LLC

                        By:_____________________________
                            Allen L. Danzey
                            Vice President

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EXHIBIT A
Legal Description of Land
All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of Adairsville, County of Bartow, State of Georgia.
All that tract or parcel of land lying and being in the City of Adairsville in Land Lot 199 of the 15th District and 3rd Section of Barlow County, Georgia containing 17.480 acres and being more particularly described as follows:
To find the Point of Beginning, commence at the intersection of the North right-of-way of Martin Luther King, Jr., Drive formerly Mitchell Road (50' R/W) with the line dividing Land Lots 199 and 222 of said District;
Thence South 86 degrees 49 minutes 48 seconds West for a distance of 80.09 feet along the North right-of-way of Martin Luther King, Jr., Drive to a point;
Thence North 87 degrees 21 minutes 11 seconds West for a distance of 150.01 feet along said North right-of-way to a point;
Thence North 87 degrees 21 minutes 11 seconds West for a distance of 174.90 feet along said North right-of-way to an iron pin found at the intersection of said North right-of-way with the West right-of-way of Princeton Boulevard (100' R/W) and the Point of Beginning.
Thence from the Point of Beginning thus established run North 87 degrees 25 minutes 38 seconds West for a distance of 291.24 feet along the North right-of-way of Martin Luther King, Jr., Drive to a point;
Thence North 86 degrees 44 minutes 00 seconds West for a distance of 227.19 feet along said North right-of-way to a point
Thence North 87 degrees 22 minutes 40 seconds West for a distance of 150.02 feet along said North right-of-way to a point;
Thence North 88 degrees 18 minutes 17 seconds West for a distance of 181.10 feet along said North right-of-way to a point;
Thence North 87 degrees 42 minutes 10 seconds West for a distance of 340.44 feet along said North right-of-way to an iron pin found;
Thence North 00 degrees 48 minutes 25 seconds East for a distance of 730.96 feet leaving said North right-of-way to an iron pin found;
Thence South 66 degrees 20 minutes 25 seconds East for a distance of 585.15 feet to an iron pin placed;
Thence North 51 degrees 57 minutes 18 seconds East for a distance of 465.70 feet to an iron pin placed on the West right-of-way of Princeton Boulevard;
Thence South 38 degrees 49 minutes 08 seconds East for a distance of 246.85 feet along the West right-of-way of Princeton Boulevard to an iron pin found;
Thence along a curve to the right having a radius of 556.7 feet and an arc length of 380.73 feet, being subtended by a chord of South 19 degrees 13 minutes 20 seconds East for a distance of 373.36 feet along said West right-of-way to an iron pin found;
Thence South 00 degrees 22 minutes 07 seconds West for a distance of 290.10 feet along said right-of-way to an iron pin found at the intersection of said West right-of-way with the North right-of-way of Martin Luther King, Jr., Drive and the Point of Beginning.

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